Exhibit 10.9.1

WELLS FARGO RETAIL FINANCE, LLC

as Agent

One Boston Place, 18th Floor

Boston, Massachusetts 02108

as of December 13, 2006

West Marine Products, Inc.

    as Administrative Borrower

500 Westridge Drive

Watsonville, California 95076

Attn: Peter Van Handel, VP-Finance and Chief Accounting Officer

Re:	LIBOR Rate Loan Interest Periods

Letter Agreement (this “Letter Agreement”)

Ladies and Gentlemen:

Reference is hereby made to that certain Loan and Security Agreement, dated as of December 29, 2005 (as amended and in effect from time to time, the “Loan Agreement”), by and among West Marine Products, Inc., as administrative borrower (the “Administrative Borrower”), the Persons identified therein as borrowers (collectively with the Administrative Borrower, the “Borrowers”), the Persons identified therein as guarantors, the financial institutions party thereto from time to time (collectively, the “Lenders”), Wells Fargo Bank, National Association, as Issuing Lender, and Wells Fargo Retail Finance, LLC, as agent (the “Agent”) for the Lenders. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Loan Agreement.

Agent (acting at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Borrowers) hereby agree that the Loan Agreement shall be amended as follows:

1. The definition of “Interest Period” set forth in Section 1.1 of the Loan Agreement shall be amended and restated in its entirety as follows:

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Prime Rate Loan to a LIBOR Rate Loan) and ending 1 or 2 calendar weeks or 1, 2, 3, or 6 months thereafter, as applicable; provided, however, that (i) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (iii) through (v) below) to the next succeeding Business Day, (ii) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (iii) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls, with respect to a LIBOR Rate Loan with an Interest Period of 1 or 2 calendar weeks, in the next calendar week, or, with respect to a LIBOR Rate Loan with any other Interest Period permitted herein, in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (iv) with respect to an Interest Period of 1, 2, 3 or 6 months that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6 months after the date on which the Interest Period began, as applicable, and (v) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date; and any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

2. Section 2.12(b)(3) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(3) Borrowers shall have not more than ten (10) LIBOR Rate Loans in effect at any given time and, of such ten (10) LIBOR Rate Loans, no more than three (3) LIBOR Rate Loans may have an Interest Period of 1 or 2 calendar weeks at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $100,000 in excess thereof.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than choice-of-law principles and the law of such state that would require the application of the laws of a jurisdiction other than the laws of the State of New York and any applicable laws of the United States of America. This Letter Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together shall constitute but one and the same Letter Agreement. Delivery of an executed counterpart of this Letter Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Letter Agreement. This Letter Agreement constitutes a “Loan Document”.

Please indicate your acceptance of and agreement with the terms and conditions set forth herein and acknowledgment that this Letter Agreement has been duly authorized by each of the Borrowers and each of the Guarantors by signing in the space below.

Very truly yours,

WELLS FARGO RETAIL FINANCE, LLC, as Agent and a Lender

By:	/s/ William Chan
Name:	William Chan
Title:	Vice President

AGREED AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE:

WEST MARINE PRODUCTS, INC., as Administrative Borrower

By:	/s/ Pamela Fields
Name:	Pamela Fields
Title:	VP, General Counsel & Secretary